Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Asbury Automotive Group, Inc. for the registration of the shares of its common stock referenced therein and to the incorporation by reference therein of our reports dated March 1, 2021, with respect to the consolidated financial statements of Asbury Automotive Group, Inc., and the effectiveness of internal control over financial reporting of Asbury Automotive Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 1, 2021